Exhibit 99.1

FOR IMMEDIATE RELEASE

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC. ACQUIRES COURTYARD BY MARRIOTT IN PARSIPPANY, NEW JERSEY

NEW YORK – July 30, 2012 ––Lightstone Value Plus Real Estate Investment Trust, Inc. ("LVPR") announced today that it has completed the foreclosure of the note securing Courtyard by Marriott, a 151-room Hotel located in Parsippany, New Jersey. LVPR previously acquired the note for approximately $9.3 million, or for about 47% of the $20 million foreclosure judgment.

 “We are pleased to announce the acquisition of Courtyard by Marriott in Parsippany,” said Eric D. Marx, Senior Vice President of The Lightstone Group. “This acquisition is representative of The Lightstone Groups’ ability to identify attractive investment opportunities and execute on complex transactions. The location of the Courtyard is ideal, benefiting from the high volume of business travelers frequenting nearby office parks as well as excellent highway access to routes I-80 and I-287, which link various concentrations of commercial business centers throughout the area.”

Parsippany’s Courtyard by Marriott was built in 2001 and was recently renovated.  The Hotel is located at 3769 Route 46 East in Parsippany.

The Hotel will continue to be managed by Marriott International Inc. “Lightstone is extremely excited to expand its relationship with the Marriott family of brands,” said Mr. Marx.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group.  Founded in 1988 by David Lichtenstein, The Lightstone Group has grown to become one of the largest privately held real estate companies in the United States.  Its diversified portfolio of industrial, office, retail and residential real estate assets includes 10 million square feet of commercial space and more than 8,000 multifamily units in 20 states and Puerto Rico.

The Lightstone Group manages its business through operating platforms, each focused on a specific real estate asset class.  Headquartered in New York, The Lightstone Group employs more than 500 professionals.  For more information, visit www.lightstonegroup.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Company Contact:

Eric Marx

The Lightstone Group

Email: Emarx@lightstonegroup.com

773 904 0401

Media Contact:

Adam Friedman

Adam Friedman Associates

Email: adam@adam-friedman.com

917 675 6250

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